Exhibit 6.8

AMENDMENT NO. 1 TO SECOND AMENDED & RESTATED FIG REVENUE-
SHARING AGREEMENT

This Amendment No. 1 to SECOND AMENDED & RESTATED FIG REVENUE-SHARING AGREEMENT (this “Amendment”) is made by and between FIG Publishing, Inc. (“FIG”) and Digital Eclipse Entertainment Partners Co. (“DE”) . Capitalized terms used but not defined herein shall have the meanings given thereto in the Second Amended & Restated Fig Revenue Sharing Agreement between FIG and Digital Eclipse Entertainment Partners Co. (DE party pursuant to novation dated September 20, 2021) dated June 25, 2021 (the “DE FIG Agreement”).

RECITALS

WHEREAS, DE and FIG wish to amend the DE FIG Agreement to finalize the licensed games annex and other items as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1. Amendment. Annex A – Licensed Games is hereby deleted and replaced with Annex A attached hereto.

2. Amendment. Section 2, Certain Definition, is hereby amended to delete “of Sales” from the definition of the “Tier 1 Calculated Rate” and “Tier 2 Calculated Rate.”

3. Amendment. Section 2.5.4 is hereby deleted and replaced with the following:

“Statements and Payments.

The Fig Share and the Developer Royalty shall be paid by Developer and Fig, respectively, no later than thirty (30) days after the end of each quarter in which the Gross Receipts are received by the applicable Party together with a statement detailing calculation of the Fig Share or the Developer Royalty, as applicable (including copies of payment statements from Distributors and calculation of any adjustment to reflect Third-Party Distributor terms as provided in the definition of Fig Share). Upon request, Distributor will provide Fig with access to real-time reporting posted or made available by any Distributor.”

4. No Other Amendments. Except as expressly amended hereby as set forth above, the Agreement shall remain unchanged and in full force and effect.

5. Effective Date. This Amendment shall be effective as of November 7, 2024 (the “Effective Date”).

6. Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to conflicts of law principles.

7. Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. Executed signature pages delivered by facsimile, .pdf or other electronic means shall, in each instance, be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable.

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the Effective Date.

DE:

Digital Eclipse Entertainment Partners Co.

By:	/s/ Ethan Zoubek
Ethan Zoubek, Authorized Officer

Date:	07-Nov-2024

FIG:

FIG Publishing, Inc.

By:	/s/ Chuck Pettid
Chuck Pettid, President

Date:	07-Nov-2024

Annex A – Licensed Games

Licensed Game	FIG Funds Allocated	Abbreviated Revenue- Sharing Terms
Atari 50: The Anniversary Celebration	$619,948	Tier 1 Calculated Rate: 50% Tier 2 Calculated Rate: 25%
The Making of Karateka	$891,934	Tier 1 Calculated Rate: 50% Tier 2 Calculated Rate: 25%
Llamasoft: The Jeff Minter Story	$1,049,487	Tier 1 Calculated Rate: 50% Tier 2 Calculated Rate: 25%
Wizardry: Proving Grounds of the Mad Overlord	$4,746,231	Tier 1 Calculated Rate: 50% Tier 2 Calculated Rate: 25%
Jay and Silent Bob: Chronic Blunt Punch*	$368,419	Tier 1 Calculated Rate: 12.5% Tier 2 Calculated Rate: 6.25%
Volgarr the Viking II	$1,488,353	Tier 1 Calculated Rate: 50% Tier 2 Calculated Rate: 25%
Atari 50: The Anniversary Celebration (DLC)	$164,787	Tier 1 Calculated Rate: 50% Tier 2 Calculated Rate: 25%
Mighty Morphin Power Rangers: Rita's Rewind**	$780,754	Tier 1 Calculated Rate: 25% Tier 2 Calculated Rate: 12.5%
	Total Fig Funds Allocated: (***)(****): $10,109,913

*	Note that FIG paid Interabang Entertainment, Inc. $300,000 of the FIG Funds for the development of this Licensed Game and the payment of royalties for this Licensed Game is subject to a letter agreement between FIG and DE dated January 5, 2023 (the “JASB Side Letter”). The additional $68,419 shall also be subject to the terms of the JASB Side Letter.

**	Note that the FIG Funds contributed for this Licensed Game only covered part of the total development costs of the Licensed Game. The other costs of the development were paid by DE. For this reason, DE and FIG hereby agree to modify the Calculated Rate, solely for FIG Funds contributed to this Licensed Game as follows: Tier 1 is reduced from 50% to 25% and Tier 2 is reduced from 25% to 12.5%.

***	Each of DE and FIG agree that the total funds raised under the DE FIG Agreement are equal to the total in the table above. Each of DE and FIG also agree that the funding amounts listed in the table above have been fully reviewed and were utilized for the development (including overhead costs), marketing, publishing and operation of each Licensed Game and are not subject to future audit or review and FIG confirms that DE has met, or FIG hereby waives, the obligation to provide any Game Design Documents for each such Licensed Game.

****	FIG and DE confirm that while allocations are fixed with respect to each title, the payment of the FIG Share and application of the Royalty Tiers, shall apply to the total funds raised in aggregate. FIG also hereby waives the obligation for DE to conduct a FIG Rewards Crowdfunding as provided in Section 2.9.